Exhibit 99.1



FOR IMMEDIATE RELEASE

                  Speaking Roses Stock Moves to Bulletin Board


SALT LAKE  CITY,  Utah - July 12,  2005 -  Speaking  Roses  International,  Inc.
(OTCBB:SRII), the company with patented technology for printing images and messages on flowers, today announced that it has achieved the milestone of elevating the trading of its shares of common stock to the OTC Bulletin Board. The company's stock symbol will remain SRII.

The OTC Bulletin Board(R)(OTCBB) is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter securities. The OTCBB offers easier access to stock quotes and more transparency in bid and asked prices.

Speaking Roses developed the ability to emboss messages and images directly onto the petals of fresh flowers. Through its unique, patented embossing technology, Speaking Roses can print messages directly on flowers while preserving the integrity of the flower petal. Images can include photos, logos, printed words or handwritten messages. The products are used for every form of communication including gifts, corporate promotions, employee incentives, weddings, funerals, special events, and any other time someone wants to send a unique form of expression. Based in Utah, Speaking Roses has production facilities in Salt Lake, Chicago, Miami and Amsterdam and is available worldwide.

Speaking Roses products may be ordered by calling (800) 801-9856 or online at www.speakingroses.com.



Contact:
Bobbie Downey, Investor Relations
Speaking Roses International Inc.
801-677-7673
bobbie@speakingroses.com